UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2018 (August 24, 2018)

WRIGHT MEDICAL GROUP N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	1-35065	98-0509600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Prins Bernhardplein 200 1097 JB Amsterdam The Netherlands	None
(Address of principal executive offices)	(Zip code)

(+31) 20 521-4777

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934. (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 24, 2018, Wright Medical Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Braves WMS, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), Wright Medical Group N.V., a Dutch public limited liability company (naamloze vennootschap) (“Wright”), for the limited purposes referenced in the Merger Agreement, Cartiva, Inc., a Delaware corporation (“Cartiva”), and Fortis Advisors LLC, as representative of the stockholders of Cartiva. Pursuant to the Merger Agreement, the Merger Sub will merge with and into Cartiva, with Cartiva continuing as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”). The Merger is expected to close in the fourth quarter of 2018.

The aggregate purchase price for the Merger is $435 million payable in cash (the “Purchase Price”), subject to certain adjustments set forth in the Merger Agreement. The Merger Agreement contains customary representations, warranties, covenants and indemnities. The closing of the Merger is subject to customary closing conditions, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company’s and Cartiva’s obligations under the Merger Agreement are not conditioned on receipt of financing. The Merger Agreement and the transactions contemplated thereby, including the Merger, have been unanimously approved by the Boards of Directors of Wright and Cartiva, and by the requisite vote of the Cartiva stockholders.

The Merger Agreement may be terminated by mutual written consent of the Company and Cartiva. The Merger Agreement also contains certain termination rights, including, among others, the right of either party to terminate if (i) the Merger does not become effective by October 23, 2018 (the “Termination Date”), which date may be extended to February 20, 2019 upon certain conditions; (ii) the other party breaches its representations and covenants and such breach would result in the closing conditions not being satisfied; or (iii) the Merger violates applicable law.

The foregoing descriptions of the Merger Agreement and the Merger are subject to, and qualified in their entirety by, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein. The Merger Agreement has been included as an exhibit hereto solely to provide Wright’s investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about Wright, Cartiva or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement: (i) are made only for purposes of the Merger Agreement and are made as of specific dates; (ii) are solely for the benefit of the parties; (iii) may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Wright’s investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Wright, Cartiva or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 7.01.	Regulation FD Disclosure.

On August 27, 2018, Wright issued a press release announcing the execution of the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On August 27, 2018, Wright made available an investor presentation in connection with the Merger. A copy of the investor presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information furnished under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing by Wright under the Exchange Act or the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Wright Medical Group, Inc., Braves WMS, Inc., Wright Medical Group N.V., Cartiva, Inc. and Fortis Advisors LLC, as representative †

99.1	Press Release issued by Wright Medical Group N.V. dated August 27, 2018

99.2	Investor Presentation issued by Wright Medical Group N.V. dated August 27, 2018

†

Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Wright hereby undertakes to furnish supplementally copies of any of the omitted schedules and attachments upon request by the United States Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIGHT MEDICAL GROUP N.V.

Dated: August 27, 2018	By:	/s/ Lance A. Berry
Lance A. Berry
Senior Vice President and Chief Financial Officer